99.4 Effect of changes on the Income Statement for the second quarter of 2011 (000's, except per share amounts).

	As reported
	Three months ended	Reclassify ADS	Reclassify Primaloft		Q2 2011	Six months ended
	June 30,	to discontinued	to discontinued	Other	reported in	June 30, 2011
	2011	operations	operations	reclassifications	2012 format	in 2012 format

Net sales	$244,015	($45,393)	($8,941)		$189,681	$389,635
Cost of goods sold	149,115	(29,219)	(4,155)		115,741	230,507

Gross profit	94,900	(16,174)	(4,786)	-	73,940	159,128
Selling, general, and administrative expenses	58,359	(11,519)	(1,437)		45,403	91,370
Technical, product engineering, and research expenses	15,367	(817)	(224)		14,326	28,439
Restructuring and other, net	2,092	(361)	-		1,731	1,765
Pension settlement expense	-	-	-		-	-

Operating income	19,082	(3,477)	(3,125)	-	12,480	37,554
Interest expense, net	4,786	-	-		4,786	9,562
Other expense, net	55	(49)	-	1	7	4,820

Income before income taxes	14,241	(3,428)	(3,125)	(1)	7,687	23,172
Income tax expense/(benefit)	5,359	(1,039)	(1,181)		3,139	6,406

Income from continuing operations before earnings of associated companies	8,882	(2,389)	(1,944)	(1)	4,548	16,766
Equity in losses from associated companies	120	(119)	-	(1)	-	-

Income from continuing operations	8,762	(2,270)	(1,944)	-	4,548	16,766

Income from operations of discontinued business		3,309	3,125		6,434	12,991
Gain on sale of discontinued business	-	-	-		-	0
Income tax expense on discontinued operations	-	1,039	1,181		2,220	4,262
Income from discontinued operations	-	2,270	1,944		4,214	8,729
Net income	$8,762	$-	$-	$-	$8,762	$25,495

Earnings per share - Basic
(Loss)/income from continuing operations	$0.28				$0.15	$0.54
Discontinued operations	0.00				0.13	0.28
Net (loss)/income	$0.28				$0.28	$0.82

Earnings per share - Diluted
(Loss)/income from continuing operations	$0.28				$0.14	$0.53
Discontinued operations	0.00				0.14	0.28
Net (loss)/income	$0.28				$0.28	$0.81

Shares used in computing earnings per share:
Basic	31,263				31,263	31,243
Diluted	31,489				31,489	31,455